Florida Public Utilities Announces Results for the First Quarter of 2009

WEST PALM BEACH, FL -- (Marketwire - May 14, 2009) - Florida Public Utilities Company (NYSE Amex: FPU) reported earnings for the first quarter of 2009 of $0.12 per share compared with $0.32 per share for the same period last year. Included in the first quarter of 2009 was the impact of the noncash pension curtailment cost, net of tax, of approximately $1.4 million or $0.24 per share associated with the recently approved pension plan freeze. In an effort to reduce anticipated pension costs and the pension liability, the Company froze this plan effective December 31, 2009. Management expects future earnings to be positively impacted by the pension plan freeze with reduced pension expenses beginning in the second quarter of 2009. Net income for the first quarter of 2009 was $744,000 compared with $1,950,000 for the same period last year.

Finalization of our recent electric rate proceeding along with colder weather in the first quarter of 2009 contributed significantly to the increase in total revenues of $751,000 and gross profit of $1.0 million compared to this same period in the prior year. The Florida Public Service Commission (FPSC) approved the final electric rate increase of approximately $3.9 million annually effective May 22, 2008. An interim rate increase, set to generate approximately $800,000 annually, was in effect from November 22, 2007 until the final rates went into effect on May 22, 2008.

Operating expenses increased $3.0 million in the first quarter of 2009 as compared to the same period in 2008 mainly due to approximately $2.2 million in curtailment costs associated with our pension plan freeze.

On May 5, 2009, the FPSC approved a final natural gas rate increase initiated by the Company in the fourth quarter of 2008. An annual interim increase of approximately $1.0 million was approved beginning in March 2009. The final natural gas rate increase is approximately $8.5 million in annual revenues with new rates to begin on June 4, 2009. Interested parties may protest the action of the Commission within 21 days after entry of the Commission's order; if the ruling is protested, a full hearing will be required within eight months. Revenues may be collected pending possible refund upon final determination at the full hearing. These revenues should provide an increase to the Company's overall profitability for the natural gas segment and recovery of increased expenditures, including depreciation and other expenses beginning in 2009.

This press release contains forward-looking statements including those relating to the expectations of management regarding the benefit of the recent natural gas rate increase approved by the FPSC and the intended effects of the pension plan freeze. These statements entail certain risks and uncertainties and actual results may differ materially from what is expressed in such forward-looking statements. Essential factors that could cause actual results to differ materially from those expressed in these forward-looking statements include, but are not limited to, those set forth under "Risk Factors" in the Company's Form 10-K for the year ended December 31, 2008.

Florida Public Utilities is primarily in the business of providing natural gas, electric and propane gas distribution services throughout Florida.

Key operating results for the first quarter 2009 and 2008 are summarized below:

Florida Public Utilities
(Dollars in thousands except per share data)            March 31,
                                                   2009           2008
                                               -------------  -------------
Total Revenues                                 $      45,781  $      45,030

Net Income                                     $         744  $       1,950

Earnings Applicable to Common Stock            $         737  $       1,943

Earnings Per Common Share - basic and diluted  $         .12  $         .32
Average Shares Outstanding                         6,116,505      6,071,565

Contact:
George M. Bachman
CFO, Treasurer and Corporate Secretary
561.838.1731